Exhibit 10.8

December 2015
Valmont Industries, Inc.
Non-Qualified Stock Option Agreement
Grant of Award and Terms and Conditions of Award

This Stock Option Agreement, referred to as the “Option” or the “Agreement” is made on (date), between Valmont Industries, Inc., a Delaware Corporation (“Valmont”), and name (“you”).

Grant Date	xxxxxx
Number of Shares that may be Purchased	x shares of Valmont Common Stock
Dates when the Option becomes Exercisable	One-third (1/3) of the Option will become exercisable on each of the first, second, and third anniversaries of Grant Date:
date
date
date
Purchase Price Per Share	$ price
Last Date on which the Option may be Exercised	date unless cancelled earlier as described below (the “Expiration Date”)
Effect of Termination of Employment	See Section 4
Governing Plan	2013 Valmont Stock Plan (the “Plan”)

IN WITNESS WHEREOF, Valmont and you have executed this agreement, effective as of the Grant Date. You acknowledge reading and agreeing to all pages of this document and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.

Note: Capitalized words used in this agreement are defined in the 2013 Valmont Stock Plan or defined in this agreement. A copy of the Plan has previously been provided to you or may be obtained by contacting Valmont’s stock plan administrator.

For Valmont Industries, Inc.                Grantee

_________________________________        _________________________________
Mogens Bay                        (name)
Chairman and Chief Executive Officer

_________________________________        _________________________________
Date                            Date

1.	Award.
Valmont is granting you the right and option to purchase all or any part of an aggregate of XXX shares of Valmont Common Stock subject to the terms and conditions stated below (the “Option”).

2.	Purchase Price.
The purchase price for the shares of Valmont Common Stock purchased pursuant to the Option is $xxx.xx per share. The purchase price may be paid in any one of the several methods described in Section 5 of this agreement.

3.	Term of Option.
The Option must be exercised before the date seven (7) years following the Grant Date (the “Expiration Date”), subject to earlier expiration as provided below.

4.	Expiration of the Option Following Termination of Employment.
The Option will expire following termination of your employment as described below:

Type of Termination	Results
Voluntary Termination of Employment Prior to Age 62	The Option will expire and all unexercised options will be forfeited upon the voluntary termination of your employment prior to age 62.
Valmont Terminates Your Employment for Cause
The Option will expire and all unexercised options will be forfeited upon the involuntary termination of employment for Cause. For purposes of this agreement, “Cause” shall mean: (i) your indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude, or a felony, (ii) your breach of your duties to Valmont which causes material financial loss or disrepute to Valmont, which is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee, or (iii) your failure to act at all times in the best interests of Valmont or to carry out the duties of your position as assigned by the Chief Executive Officer or his designee, if any such failure is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee.

Involuntarily Termination Without Cause
The Option will expire on the date ninety (90) days following the involuntary termination of your employment without Cause. You can exercise during that period any options that were exercisable immediately prior to your termination.

Death or Disability
The Option will be become immediately exercisable in full, and the Option will expire on the date three (3) years following your death or Disability or, if earlier, on the Expiration Date. For purposes of this agreement, “Disability” means you are eligible to receive income replacement benefits for a period of not less than six (6) months under Valmont’s long-term disability plan.

Voluntary Termination on or after age 62 and having five years of employment
If you had attained age 62 with at least five years of employment with Valmont on your termination date, and you voluntarily terminate your employment (“retirement”) at least one year after the Grant Date, the Option will expire and all unexercised option will be forfeited on the date (3) years following the date of your retirement or, if earlier, the Expiration Date.

Involuntary Termination Following a Change-In-Control
If employment is involuntarily terminated (other than for Cause) by Valmont within twelve (12) months following a Change-of-Control (as defined in the Plan) the Option will continue to operate as though you had remained employed for an additional three (3) years from the date of your termination of employment, or if earlier until the Expiration Date. The Option will expire and all unexercised options will be forfeited on the date three (3) years following the date of the termination of your employment or, if earlier, on the Expiration Date.

5.	Method of Exercising Option.
All stock option exercises must be completed through an external stock brokerage website (“the exercise website”). You can obtain information on accessing the exercise website by contacting Valmont’s Stock Plan Administrator at stockplan.admin@valmont.com. You will indicate how many shares of Valmont Common Stock you wish to purchase under this Option Agreement. "Fair Market Value" means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date.

You must indicate how you intend to pay for the purchase price of the shares you wish to purchase. You may pay by check, by relinquishing some of the shares you are purchasing (a “Net Exercise”), or by tendering shares of Valmont Common Stock currently held by you. Your payment must be made in tandem with the online exercise. All shares that are purchased upon the exercise of the Option and in accordance with exercise shall be fully paid and non-assessable.

Your election to purchase shares of Valmont Common Stock pursuant to the Option is irrevocable upon submitting the online exercise on the exercise website.

The certificate or certificates for the shares you purchase under the Option will be registered in the name of the person or persons exercising the Option. You must contact the broker before the shares are issued if you want to request the certificate(s) to be registered in your name and another person jointly, with right of survivorship, or in the name of your spouse.

6.	Withholding of Tax.
Generally, the difference between the Fair Market Value (on the date you exercise the Option) of the shares you purchase pursuant to an option and the purchase price for those shares will be taxed as compensation when you exercise the option. You must provide for any required tax withholding when you exercise the Option. You may satisfy the minimum statutory tax withholding obligations by reducing the number of shares otherwise deliverable to you and / or by deducting an amount from other cash compensation that is payable to you. Your method of satisfying the withholding requirements must be designated when you exercise the Option on the Exercise Website. Any residual amounts required to be withheld and not covered by the foregoing provisions shall be paid through a payroll deduction on your next paycheck.

7.	Retention of Shares.
If you are subject to Valmont’s stock ownership guidelines and have not met those guidelines at the time you exercise your rights under the Option, you shall retain, and not transfer or otherwise dispose of, at least seventy-five percent (75%) of the net shares that are delivered to you upon exercise of the Option until you meet the applicable ownership guidelines.

8.	Non-Transferability.
Except as otherwise permitted by the Committee, the Option is not transferable otherwise than by the laws of descent and distribution upon your death. During your lifetime, only you (or your legal representative) may exercise your rights under the Option. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

9.	Restrictive Covenants.

9.1	In consideration of the Option and in addition to the restrictive covenants contained in any employment agreement with Valmont, you agree and covenant not to:

a.
disclose any of Valmont’s Confidential Information except as expressly authorized in writing by Valmont or as may be required by applicable law or a valid court order. “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, customer information, product information, technical data, trade secrets or know-how, and all other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information does not include any of the foregoing information that is or becomes publicly known through no wrongful act or omission by you or by others who were under confidentiality obligations as to the disclosed information;

b.
during the twelve (12) months following the termination of your employment for any reason, directly or indirectly, solicit, contact (including but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with customers or dealers or sales agents of Valmont, its affiliates or subsidiaries, with whom you had contact during your employment, for the purpose of obtaining business from such customers or dealers or sales agents in competition with Valmont; or

c.
during the twelve (12) months following the termination of your employment for any reason, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the business(es) of Valmont, its affiliates or subsidiaries if you have been involved with such business(es) or had access to the Confidential Information of such business(es).

9.2    In the event of a breach of any of the covenants contained in Section 9.1:

a.
you hereby consent and agree that Valmont shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief; and

b.	the Option will expire and you will have no right or option to purchase shares of Valmont Common Stock under this agreement.

9.3
Valmont and you agree that, to the extent permitted under applicable law, any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Section 9 in lieu of severing such unenforceable provision from this agreement in its entirety, whether by rewriting the offending provision, adding additional language to the offending provision, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. Valmont and you expressly agree that this agreement as so modified by the court shall be binding and enforceable.

10.	Adjustment in Capitalization.
If any adjustment in Valmont’s capitalization as described in the Plan occurs, appropriate adjustments will be made (as provided in the Plan) to the number of, and to the price per share to be paid for the, shares to be purchased pursuant to Option.

11.	Reimbursement.
In the event that (i) Valmont is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) you engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, Valmont, in an appropriate case as determined by the Board of Directors, shall be entitled to immediately terminate the Option, in whole or part, whether or not vested, and require you to repay to Valmont any gain realized or return any shares received upon the exercise or payment of the Option (with such gain, payment, or shares valued as of the date of exercise or payment), and return of all dividends paid thereon. The rights of reimbursement of Valmont shall be in addition to any other right of reimbursement provided by law.

12.	Internal Revenue Code Section 409A.
This agreement is intended to be exempt from the definition of deferred compensation as defined under IRC Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this agreement that would result in the imposition of the additional tax under IRC Section 409A shall be amended on a timely basis to eliminate, or reduce to the extent possible, the additional tax. Such amendment may be made on a retroactive basis, in accordance with regulations and other guidance issued under IRC Section 409A.

13.	General.

a.
You have been advised as to how you can obtain a copy of the Plan and you agree that the Option is subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this agreement.

b.
As a holder of the Option, you will not have any of the rights of a stockholder with respect to the shares covered by the Option until one or more certificates for such shares are delivered to you upon the exercise of the Option.

c.
The authority to manage and control the operation and administration of this agreement shall be vested in the Human Resource Committee, and the Committee shall have all powers with respect to this agreement as it has with respect to the Plan. Any interpretation of the agreement by the Committee and any decision made by it with respect to the agreement are final and binding.

d.
Provided you continue to be an employee of Valmont, or any of its affiliates or subsidiaries, the Option will not be affected by any change of your duties or position. Nothing in this agreement shall confer upon you any right to continue in the employment of Valmont or to interfere in any way with the right of Valmont to terminate your employment at any time. The transfer of employment between any combination of Valmont and any of its affiliates or subsidiaries shall not be deemed a termination of employment.

e.
Valmont is not obligated to issue or deliver any shares of Valmont Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

f.
You may not purchase shares under this Option unless at the date of purchase a Registration Statement under the Securities Act of 1933, as amended, relating to the shares covered by the Option is in effect or Valmont has determined that an exemption from such registration is available.

g.	You have read and understand this entire agreement and agree to be bound by its terms.

h.

14.	Binding Effect.
This agreement shall be binding upon and inure to the benefit of any successors to Valmont and all persons lawfully claiming to be your successor to this Option.

15.	Governing Law.
This agreement shall be governed by, and construed in accordance with, the laws of the state of Nebraska.